As filed with the Securities and Exchange Commission on March 4, 2022.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JELD-WEN Holding, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	93-1273278
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2645 Silver Crescent Drive Charlotte, North Carolina	28273
(Address of Principal Executive Offices)	(Zip Code)

THE JELD-WEN DEFERRED COMPENSATION PLAN

(Full Title of the Plan)

Roya Behnia

EVP, General Counsel and Chief Compliance Officer

JELD-WEN Holding, Inc.

2645 Silver Crescent Drive

Charlotte, North Carolina 28273

(Name and Address of Agent for Service)

(704) 378-5700

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David M. Eaton

Kilpatrick Townsend & Stockton LLP

Two Embarcadero Center

San Francisco, CA 94111

(404) 815-6051

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

JELD-WEN Holding, Inc. (the “Registrant”) files this Registration Statement on Form S-8 in connection with The JELD-WEN Deferred Compensation Plan (the “Plan”). The documents containing the information specified in Part I of Form S-8 will be delivered to each participant in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 22, 2022;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referenced in Item 3(a) above, including the Registrant’s Current Reports on Form 8-K filed with the Commission on February 18, 2022 and March 4, 2022; and

(c) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished under Items 2.02 and 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K and not specifically incorporated by reference), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities.

The Plan is an unfunded, unsecured nonqualified deferred compensation plan that allows participants to defer receipt of cash and stock compensation in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986. Members of the Registrant’s Board of Directors (“Board”), its officers and certain other highly compensated employees are eligible to participate in the Plan. The Plan administrator may modify, limit or expand the class of employees eligible to participate. Participation is voluntary.

Employee participants may elect annually to defer up to: 80% of their base salary; 100% of any performance-based or other cash bonuses; and 100% of service- or performance-based stock unit awards. Board members may elect to defer up to 100% of their director fees and stock unit awards. Cash amounts credited to a participant’s account will be notionally invested in one or more investment funds chosen by the participant. Deferred amounts are deemed to be “notionally” invested because the deferred amounts are not actually invested in the different investment funds. Instead, a Plan recordkeeper tracks the performance of the actual investment funds and records in a bookkeeping account or accounts for the participant the deemed earnings or losses, if any, on the deferred amounts.

The obligations of the Registrant with respect to deferred cash amounts, as adjusted for deemed investment returns (the “Obligations”), are unsecured general obligations of the Registrant to pay these amounts in the future in accordance with the terms of the Plan and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

Distributions under the Plan will generally be paid in a lump sum or in up to ten annual installments, as elected by the participant, upon the participant’s separation from service. Participants may also elect in-service distributions of their deferrals of base salary, bonuses and director fees to occur on a fixed date, either in a lump sum or in up to five annual installments; however, if a participant separates from service prior to the fixed date, the in-service distribution election will become void, and payment will be made on account of the separation from service as described above. In the event of the participant’s death or disability, distribution will be made in a lump sum payment (to the participant’s beneficiary in the case of death). In addition, in the event of an unforeseeable emergency, participants may request accelerated payment of their credited amounts.

All Obligations are paid in cash. Cash payments under the Plan are expected to be made from the general assets of the Registrant, although the Company may establish a trust as a reserve for the benefits payable under the Plan. Deferred stock units will settle in shares of the Registrant’s Common Stock, par value $0.01 per share (“Common Stock”), issued pursuant to the Company’s equity plans in effect from time to time. This Registration Statement relates to registration of the Obligations, and not registration of Common Stock issued upon settlement of deferred stock unit awards.

In its discretion the Registrant may credit one or more additional contributions to participant accounts—including credits meant to restore the benefits participants lose in tax-qualified retirement plans due to tax law limitations, and other discretionary credits.

Participants will be fully vested at all times in their cash elective deferrals and any Registrant discretionary restoration credits. Participants vest in stock unit deferrals according to the vesting schedule of the original stock unit award under the relevant equity plan. Discretionary credits from the Registrant other than restoration credits will vest according to a vesting schedule established by the Plan administrator but will vest in full earlier upon the participant attaining 65 years of age or the participant’s death or disability.

Benefits payable under the Plan, and the right to receive future benefits under the Plan, are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary. Notwithstanding the foregoing, the Plan administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan. Any such payment will reduce the participant’s accounts.

The Plan will be administered by the JELD-WEN Deferred Compensation Plan Committee or its delegate or delegates, including by exercising discretionary authority to construe and interpret the Plan. The Board or the Compensation Committee of the Board (or their respective delegates) may amend the Plan at any time in their discretion. The Board or the Compensation Committee of the Board may also discontinue and terminate the Plan at any time, in or in part for any reason. No amendment or termination may reduce the amounts credited to a participant’s accounts.

There is no trading market for the Obligations. The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant.

The Plan will be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of North Carolina.

The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is filed as an exhibit to this Registration Statement.

ITEM 5.	Interests of Named Experts and Counsel.

None.

ITEM 6.	Indemnification of Directors and Officers.

The Registrant is incorporated in the State of Delaware. Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend, approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate”) contains a provision which eliminates directors’ personal liability as set forth above.

The Registrant’s Certificate and its Second Amended and Restated Bylaws (the “Bylaws”) provide in effect that the Registrant shall indemnify its directors and officers to the extent permitted by the Delaware law. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; that the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (i) a majority vote of the directors who are not parties to such action, suit or proceeding (or a committee of such directors designated by majority vote of such directors), even though less than a quorum, (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

The right to indemnification conferred by the Certificate and Bylaws also includes the right to be paid the expenses (including attorneys’ fees) incurred by a present or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition, provided, however, that if Delaware law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the Registrant of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Certificate, Bylaws, or otherwise.

In addition, the Registrant has entered into indemnification agreements with each of its directors and certain of its officers. These agreements require the Registrant to indemnify such persons to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any action, suit or proceeding against them as to which they could be indemnified.

The Registrant has in effect insurance policies for general officers’ and directors’ liability insurance covering its officers and directors.

ITEM 7.	Exemption From Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

The exhibits included as part of this Registration Statement are as follows:

Exhibit Number	Description

5.1	Opinion of Counsel to Registrant

23.1	Consent of Counsel to Registrant (included in Exhibit 5.1)

23.2	Consent of independent registered public accounting firm

24.1	Power of Attorney (included with signature page)

99.1	The JELD-WEN Deferred Compensation Plan (incorporated by reference Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 18, 2022)

107.1	Filing Fee Table

ITEM 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 4th of March, 2022.

JELD-WEN HOLDING, INC.

By:	/s/ John Linker
John Linker
EVP and CFO

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby appoints John Linker and Roya Behnia and each of them severally, acting alone and without the other, his or her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and to sign any and all additional registration statements relating to the same offering of securities of this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 4, 2022.

/s/ Gary S. Michel	Chair, President and Chief Executive Officer
Gary S. Michel	(principal executive officer)

/s/ John Linker	Chief Financial Officer
John Linker	(principal financial officer)

/s/ Scott Vining	Chief Accounting Officer
Scott Vining	(principal accounting officer)

/s/ Roderick C. Wendt	Vice Chair
Roderick C. Wendt

/s/ William Banholzer	Director
William Banholzer

/s/ Tracey Joubert	Director
Tracey Joubert

S-1

/s/ Cynthia Marshall	Director
Cynthia Marshall

/s/ David Nord	Director
David Nord

/s/ Suzanne Stefany	Director
Suzanne Stefany

/s/ Bruce Taten	Director
Bruce Taten

/s/ Steven E. Wynne	Director
Steven E. Wynne

S-2

INDEX TO EXHIBITS FILED HEREWITH

Exhibit Number	Description

5.1	Opinion of Counsel to Registrant

23.1	Consent of Counsel to Registrant (included in Exhibit 5.1)

23.2	Consent of independent registered public accounting firm

24.1	Power of Attorney (included with signature page)

107.1	Filing Fee Table